FOR IMMEDIATE RELEASE	Exhibit 99.1
May 9, 2016

Citizens Bancshares Corporation Announces 2016 Dividend Payment

ATLANTA, May 9, 2016 /PRNewswire—FirstCall/ — Citizens Bancshares Corporation (OOTC: CZBS) (the “Company”), the parent company of Citizens Trust Bank (CTB), announced today its annual dividend on common stock of $0.08 per share, payable on May 19, 2016 to shareholders of record as of the close of business on May 16, 2016.

Cynthia N. Day, President and Chief Executive Officer, stated “We are pleased to be able to continue to provide our shareholders a return on their investment through this dividend declaration. We thank them for their continued support of Citizens Bancshares Corporation and appreciate the trust they have placed in us.”

Since its inception, the Citizens Trust Bank has remained dedicated to the growth and development of communities by providing quality financial solutions and extraordinary service. The Bank takes pride in offering its financial solutions throughout metropolitan Atlanta and Columbus, Georgia, and Birmingham and Eutaw, Alabama.  Through its parent company, Citizens Bancshares Corporation, the Bank offers its common stock over-the-counter to the general public under the trading symbol CZBS and can be found on the web at www.CTBconnect.com.

Certain statements in this news release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected noninterest expenses, volatile credit and financial markets, potential deterioration in real estate values, regulatory changes and excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Citizens Bancshares Corporation

Samuel J. Cox, Chief Financial Officer
(404) 575-8306

SOURCE: Citizens Bancshares Corporation